Freeport-McMoRan Announces Appointment of
Richard C. Adkerson as Chairman of the Board

PHOENIX, AZ, February 2, 2021 –– Freeport-McMoRan Inc. (NYSE: FCX) today announced that Gerald J. Ford, non-executive Chairman of the Board of Directors, will retire as a director effective upon the expiration of his current term, which ends in June 2021. In light of his impending retirement, Mr. Ford has stepped down as non-executive Chairman.
The Board has appointed Richard C. Adkerson as Chairman of the Board. Mr. Adkerson will also continue to lead the company as Chief Executive Officer. The independent directors of the Board have appointed Dustan E. McCoy as Lead Independent Director and Lydia H. Kennard as Chair of the Governance Committee. Fran Townsend will continue to Chair the Corporate Responsibility Committee, John Stephens will continue to Chair the Audit Committee and Dusty McCoy will continue to Chair the Compensation Committee.
In addition, the Board has appointed Kathleen L. Quirk as FCX’s President. Ms. Quirk will continue as Chief Financial Officer.
Richard C. Adkerson, Chairman of the Board and Chief Executive Officer, said, "On behalf of the Board of Directors and our management team, we express our appreciation to Jerry for his leadership, counsel and service over many years. His business acumen and counsel have been invaluable. Our entire Freeport organization is appreciative of Jerry’s contributions to our success."
Mr. Adkerson added, "We are fortunate to have an individual of the caliber of Dusty McCoy to serve as Lead Independent Director. He is an accomplished business leader with vast business, international, extractives industry and corporate governance experience. I thank Lydia, Fran and John for their ongoing contributions to our Board and for their important committee leadership roles."
"On behalf of our Board and management team, I congratulate Kathleen on her new role as President. Her work and leadership are extraordinary, resulting in her responsibilities continually expanding in all aspects of our business. She is a strong partner to our operational leaders. Kathleen is highly respected within the company, throughout the mining industry and in the financial and investor communities."
Mr. Adkerson continued, "I am honored to serve as Chairman of our Board and proud to lead our global team of dedicated and talented individuals focused on building value for all stakeholders. Our premier position in copper with our high quality, long-lived assets and proven management team establishes a solid foundation for a bright future for our company and all stakeholders."
Mr. McCoy has been a Board member since 2007 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Corporate Responsibility Committee. He is the retired Chairman and Chief Executive Officer of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products. He also serves on the Board of Directors of public companies Louisiana-Pacific Corporation and YETI Holdings, Inc. as well as serving as Chairman of a private company that owns and operates quarries.

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    Mr. Adkerson has served as Chief Executive Officer since 2003 and a member of the Board since 2006. He is a recognized business leader in the mining industry and currently serves as Chair of the International Council on Mining and Metals, having previously served as Chair from 2008-2011. Mr. Adkerson is also a member of The Business Council, the Business Roundtable and the Council on Foreign Relations. His strong leadership skills are instrumental in fostering strong relationships with Freeport’s workers, business partners, host governments, communities, companies in the global mining industry and stakeholders enabling him to guide FCX’s business strategy effectively.
Ms. Quirk has over 30 years of experience in the Freeport-McMoRan organization and is a senior member of the company’s executive team having served as Chief Financial Officer since 2003. She has been instrumental in the company’s strategic planning and, in her new role as President and Chief Financial Officer, she will continue to broaden her responsibilities in all aspects of our business. Ms. Quirk also serves on the Board of Directors of Vulcan Materials Company as Chair of its Audit Committee.
FCX’s Board of Directors is currently comprised of six members, including five independent directors, who possess a diverse range of perspectives, skill sets and experience. FCX’s Governance Committee is continuing its ongoing review of the Board’s composition and potential Board candidates who can contribute to FCX’s success. The Board intends to add additional directors in 2021.
FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
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